OPTION ASSIGNMENT AND AMENDING AGREEMENT

THIS AGREEMENT dated effective the 18th day of December, 2007.

AMONG:

CUSAC GOLD MINES LTD., a corporation incorporated under
the laws of the Province of British Columbia with an office for business at Suite 1600 – 409 Granville Street, Vancouver, British
Columbia, V6C 1T2

(the “Assignor”)

AND:

HAWTHORNE GOLD CORP., a corporation existing under the laws of the Province of British Columbia with an office at Suite 1818 – 701 West
Georgia Street, Vancouver, British Columbia, V7Y 1C6

(the “Assignee”)

AND:

AMERICAN BONANZA GOLD CORP., a corporation incorporated
under the laws of the Province of British Columbia with an office for business at Suite 305 – 675 West Hastings Street, Vancouver, British
Columbia, V6B 1N2

(the “Optionor”)

WHEREAS:

(A)           The Optionor and the Assignor entered into a Mineral Property Option Agreement dated June 7, 2007 (the “Option Agreement”), attached as Exhibit “A” hereto;

(B)           Pursuant to the Option Agreement, the Optionor granted the Assignor the exclusive option (the “Option”) to acquire a 100% right, title and interest in and to 46 contiguous mineral tenures comprising approximately 2,325 hectares located in the Liard Mining Division, Province of British Columbia, which are more particularly described in Schedule “A” to the Option Agreement (the “Taurus Property”);

(C)           The Assignor wishes to assign the Option and all of the Assignor’s right, title and interest in and to the Option Agreement to the Assignee; and

(D)           The Optionor and the Assignor wish to amend the terms of payment as set out in Subsection 4.2(a) of the Option Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of $10.00, now paid by the Assignee to the Assignor and to the Optionor, and the mutual covenants, agreements and premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

PART 1
CONSENT AND ASSIGNMENT

Consent

1.1           The Optionor hereby consents to the Assignor’s assignment of the Option to the Assignee and all of the Assignor’s right, title and interest in and to the Option Agreement and all benefits to be derived therefrom as of the day and year first above written.

Assignment

1.2           The Assignor hereby assigns the Option to the Assignee and all of its right, title and interest in and to the Option Agreement and all benefits to be derived therefrom subject to the observance and performance by the Assignee of the terms and conditions of the Option Agreement on the part of the Assignor to be performed, and the observance and performance of the terms and conditions of this Option Assignment and Amending Agreement (the “Agreement”) on the part of the Assignee and the Assignor to be performed (the “Assignment”).

PART 2
AMENDMENT

Amendment

2.1           Subsection 4.2(a) of the Option Agreement is deleted in its entirety and replaced with the following:

“4.2(a) pay to the Optionor a total of Six Million Dollars ($6,000,000), in cash, in the amounts and at the times as follows:

(i) One Million Dollars ($1,000,000) on or before December 22, 2007;

(ii) an additional Two Million Dollars ($2,000,000) on or before June 22, 2008;

(iii) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before June 22, 2009; and

(iv) an additional One Million Five Hundred Thousand Dollars ($1,500,000) on or before December 22, 2009;”

2.2           Subsection 4.2(b) (ii) of the Option Agreement is deleted in its entirety and replaced with the following:

“issue to the Optionor Two Hundred and Fifty Thousand (250,000) common shares of the Assignee on December 22, 2008, of which the Optionor can only sell 25,000 common shares in any given month, subject to applicable resale restrictions; and”

2.3           Subsection 4.4 of the Option Agreement is deleted in its entirety.

2.4           Subsection 4.6 of the Option Agreement is deleted in its entirety.

2.5           Any capitalized terms not otherwise defined herein shall have the meaning given to them in the Option Agreement.

2.6           The Option Agreement, amended as provided for herein, shall continue in full force and effect.

PART 3
REPRESENTATIONS, WARRANTIES AND COVENANTS

Assignor’s Representations, Warranties and Covenants

3.1           The Assignor represents and warrants to and covenants with the Assignee and the Optionor that:

(a) the Assignor has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Assignor has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Assignor;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Assignor, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Assignor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignor is bound, or any statute or regulation applicable to the Assignor;

(d) the Option Agreement is a valid and subsisting agreement;

(e) there are no current defaults or acts by the Assignor under the Option Agreement which have or would permit the Optionor to terminate the Option Agreement;

(f) to the best of knowledge of the Assignor, the Taurus Property is free and clear of all liens, charges, and encumbrances, except as set out in the Option Agreement;

(g) to the best of knowledge of the Assignor, the Optionor is the beneficial owner of a 100% undivided interest in and to the Taurus Property and has the right to dispose of and to give good marketable title to the Assignor of a 100% right, title and interest in and to the Taurus Property, free and clear of all liens, charges and encumbrances, except as described in the Option Agreement; and

(h) there is no litigation, proceeding or investigation pending or threatened against the Assignor or, to the best of the knowledge of the Assignor, against the Optionor respecting the Option Agreement or the Taurus Property, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Taurus Property.

Assignee’s Representations, Warranties and Covenants

3.2           The Assignee represents, warrants and covenants with the Assignor and the Optionor that:

(a) the Assignee has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Assignee has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Assignee;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Assignee, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Assignee may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Assignee is bound, or any statute or regulation applicable to the Assignee;

(d) the Assignee will be bound by the Option Agreement and carry out all of the duties, rights and obligations of the Assignor set out in the Option Agreement; and

(e) the Assignee will hold the Option subject to the rights of the Optionors as if the Assignee had executed the Option Agreement as a party of the first part.

Optionor’s Representations, Warranties and Covenants

3.3           The Optionor represents, warrants and covenants with the Assignor and the Assignee that:

(a) the Optionor has been duly incorporated and validly exists as a corporation in good standing under the laws of the Province of British Columbia and is lawfully authorized to hold mineral tenures and real property in British Columbia;

(b) the Optionor has full corporate power and capacity to enter into this Agreement and this Agreement has been validly authorized, executed and delivered by the Optionor;

(c) the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of the Optionor, any shareholders’ or directors’ resolutions, or of any indenture, other agreement, written or oral, to which the Optionor may be bound or to which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which the Optionor is bound, or any statute or regulation applicable to the Optionor;

(d) the Option Agreement is a valid and subsisting agreement;

(e) to the best of knowledge of the Optionor, the Taurus Property is free and clear of all liens, charges, and encumbrances, except as set out in the Option Agreement;

(f) the Optionor is the beneficial owner of a 100% undivided interest in and to the Taurus Property and has the right to dispose of and to give good marketable title to the Assignor of a 100% right, title and interest in and to the Taurus Property, free and clear of all liens, charges and encumbrances, except as described in the Option Agreement; and

(g) there is no litigation, environmental liability, proceeding or investigation pending or threatened against the Optionor respecting the Option Agreement or the Taurus Property, nor does the Assignor know, or have any grounds to know after due inquiry, of any basis for any litigation, proceeding or investigation which would affect the Option Agreement or the Taurus Property.

Waiver and Survival

3.4           Each representation and warranty provided herein is for the exclusive benefit of the party to or with whom or which it is given, and a misrepresentation or breach of warranty may be waived by that party in whole or in part at any time without prejudice to that party’s rights in respect of any other misrepresentation or breach of the same or any other representation or warranty, and the representations and warranties contained herein will survive the execution hereof.

PART 4
MISCELLANEOUS

Sections and Subheadings

4.1           The headings of this Agreement are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

Governing Law

4.2           This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the Courts of the Province of British Columbia.

Notices

4.3           All notices, requests, demands or other communications by the parties required or permitted to be given by one party to another will be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other party as follows:

(a)	if to the Assignor at:

Suite 1600 – 409 Granville Street
Vancouver, British Columbia, V6C 1T2

	Attention:	Chief Financial Officer
	Facsimile:	(604) 279-8605

(b)	if to the Assignee at:

Suite 1818 – 701 West Georgia Street
Vancouver, British Columbia, V7Y 1C6

	Attention:	Chief Financial Officer
	Facsimile:	(604) 629-0923

with a separate copy to (which will not constitute notice hereunder):

Lang Michener LLP
1055 West Georgia Street
Vancouver, British Columbia, V6E 4N7

	Attention:	Desmond Balakrishnan
	Facsimile:	(604) 893-2373

(c)	if to the Optionor at:

Suite 305 – 675 West Hastings Street
Vancouver, British Columbia, V6B 1N2

Attention:	Giulio Bonifacio
Facsimile:	(604) 676-2461

or at such other address or telecopier number as may be given by any party to the other in writing from time to time and such notices, requests, demands or other communications will be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and received at or prior to 5:00 p.m. local time and if not on the next business day (any day that is not Saturday, Sunday or a statutory holiday in Vancouver, British Columbia) and if mailed, on the date received as certified.

Time of the Essence

4.4           Time will be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement will operate as a waiver of this provision.

Assignability

4.5           No party may assign this Agreement or any part hereof without the prior written consent of the other party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, but no other person.

Further Acts

4.6           The parties shall do such further and other acts and execute such further and other documents as may be necessary to carry out the true intent and purposes of this Agreement fully and effectively.

Regulatory Approval

4.7           This Agreement shall be subject to all necessary approvals of all securities regulatory authorities having jurisdiction.

Entire Agreement

4.8           This Agreement constitutes the entire agreement among the parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made among the parties prior to the date hereof. This Agreement will not be amended except by a memorandum in writing signed by all of the parties and any amendment hereof will be null and void and will not be binding upon any party which has not given its consent as aforesaid.

Invalidity

4.9           In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof will be severable from the remainder of this Agreement.

Counterparts

4.10          This Agreement may be executed in counterparts, in original form or by electronic facsimile, each of which will be deemed to be an original, and all of which taken together will constitute a single instrument, with the same effect as if the signatures thereto were upon the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HAWTHORNE GOLD CORP.

Per:	/s/ signed
Authorized Signatory

Per:	/s/ signed
Authorized Signatory

CUSAC GOLD MINES LTD.

Per:	/s/ signed
Authorized Signatory

Per:	/s/ signed
Authorized Signatory

AMERICAN BONANZA GOLD CORP.

Per:	/s/ Giulio Bonifacio
Authorized Signatory

Per:	/s/ Catherine Tanaka
Authorized Signatory

EXHIBIT “A”

MINERAL PROPERTY OPTION AGREEMENT

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